EXHIBIT 99.1
Press release dated March 18, 2008

GEOGLOBAL ANNOUNCES ESSAR RIG ONSITE - READY TO DRILL KG#19 WELL
And Other Recent Developments on the KG Offshore Block

CALGARY, Alberta, Canada, March 18, 2008 - GeoGlobal Resources Inc. (the "Company" or "GeoGlobal") (Amex: GGR) today announced that the Essar Wildcat rig is on location and preparing to drill the KG#19 well.  It also provides an update on the exploration activities of the Gujarat State Petroleum Corporation ("GSPC" or the "operator") on exploration block KG-OSN-2001/3 ("KG Offshore Block").

"We continue to work with GSPC to drill several key targets on the KG Offshore Block.  We believe, despite certain technical challenges over the last quarter encountered while drilling on the KG Offshore Block, that we are making good progress in our announced exploration programs" said Jean Roy, President and CEO of GeoGlobal.KG#19 Well Project – Essar Wildcat Rig

GSPC has confirmed that the Essar Wildcat rig is on location and is currently in the process of anchoring and setting up the rig in order to commence drilling the KG#19 exploratory well.    Spudding of the KG#19 well is anticipated once all eight anchors have been set.  The surface location of the KG#19 well is approximately 11 kilometers northeast from the KG#8 platform and is located in deeper waters of approximately 150 meters in depth.   The KG#19 well is intended to be a near-vertical exploration well, drilled to a total depth of approximately 5,000 meters in order to target reservoirs below the Lower Cretaceous unconformity.

As previously announced, the Essar Wildcat is a self-propelled semi-submersible drilling rig suitable for deployment in water depths of 400 meters, with a drilling capacity of 7,600 meters.  The Essar Wildcat has recently undergone upgrading and maintenance work and is now equipped with a top drive, automatic pipe handling system and a rough weather 15,000 psi BOP (Blow-Out Preventer) launch system.

KG#31 Well Project – Atwood Beacon RigAs previously announced, drilling of the KG#31 exploratory well commenced on September 20, 2007, using the Atwood Beacon rig.  The surface location of KG#31 well is situated approximately 3 kilometers north of the KG#8 platform in shallow waters of approximately 62.5 meters in depth. The KG#31 well was drilled directionally 600 meters north-west of the present surface location to a depth of 3,892 meters TVD (4,058 meters MD), to test the Upper Cretaceous.  Based on log results, GSPC elected to go up-hole to the 13-3/8" casing shoe at 2,272.5 meters MD and set a bridge plug and whip stock the well.

GSPC commenced drilling the KG#31 Side Track-1 ("KG#31 ST-1") well in a more horizontal direction below the 13-3/8" casing shoe directionally 900 meters west of the present surface location, to an approximate TVD of 4,800 meters to target the Lower Cretaceous.  On November 22, 2007, while drilling the KG#31 ST-1 well at 3,855 meters MD (3,671 meters TVD), the well took a kick, possibly indicating a presence of hydrocarbons in the Upper Cretaceous in this area.  Due to drilling complications, the well was ultimately plugged back with cement up to 3,750 meters MD. Thereafter, the KG#31 ST-1 well was logged and cased with 9-5/8" casing down to 3,750 meters MD.  After detailed review of the available data, it was decided by GSPC to continue drilling in an attempt to test the Upper Cretaceous zone not previously tested in the KG#31 ST-1 well.

GSPC elected to side-track the well, and commenced drilling the KG#31 Side Track-2 (KG#31 ST-2) well on December 29, 2007, with an 8-1/2" drill bit below the 9-5/8" casing shoe from approximately 3,750 meters MD to 3,990 meters MD.

Based upon independent logs and dual packer MDTs ("Modular Formation Dynamics Tester") on wire-line, the operator decided to do a barefoot test of the Upper Cretaceous interval from 3,899 to 3,946 meters MD with an approximate initial reservoir pressure of 9,000 psi and reservoir temperature of 320 degrees Fahrenheit.  On February 2, 2008, the KG#31 ST-2 well recorded a flow of approximately 0.3 MMSCFD of gas though a 12/64" choke at a flowing well head pressure of 480 psi.  While tests confirmed the presence of hydrocarbons in the Upper Cretaceous in this part of the block, the results from this test are inconclusive to determine reservoir rock properties.  GSPC decided to drill ahead to 5,400 meters MD (4,800 meters TVD).  After several failed attempts to recover the packer, the well was plugged back below the 9 5/8" casing shoe and GSPC again elected to side track the well.

On February 17, 2008, the KG#31 Side Track-3 ("KG#31 ST-3") well commenced drilling with an 8-1/2" drill bit below the 9-5/8" casing shoe from approximately 3,746 meters MD targeting the Lower Cretaceous to approximately 5,400 meters MD (4,800 meters TVD).  As of March 17, 2008 the KG#31 ST-3 well continues drilling reaching a total depth of 4,965 meters MD (approximately 4,680 meters TVD).

KG#22 Well Project – Deep Driller 1 RigDrilling of the KG#22 well commenced on August 27, 2007 using the Deep Driller 1 rig.  The surface location of KG#22 well is situated approximately 7.5 kilometers northeast of the KG#8 platform in shallow waters of approximately 91 meters in depth.  The KG#22 well was originally intended to be drilled directionally to approximately 5,974 meters MD (approximately 5,078 meters TVD), deviating approximately 2,900 meters southeast of the KG#22 well surface location.

The KG#22 was drilled and cased with 9-5/8" casing to approximately 4,396 meters MD.  On November 27, 2007, drilling continued with an 8-1/2" drill bit. On December 6, 2007, the well saw a gas kick at 4,776 m MD (4121.65 m TVD).  This was successfully controlled and drilling resumed reaching 5,576 meters MD by January 15, 2008.  Upon freeing the drill string after encountering a mechanical problem, the hole was plugged back with cement to approximately 4,415 meters MD. On January 29, 2008, the KG#22 Side Track ("KG#22 ST") well commenced drilling.  As of March 17, 2008 the KG#22 ST well has reached 5,620 meters MD (4,772 meters TVD).
Saipem Perro Negro Project – PN#3 Rig GSPC currently has contracted for the Saipem Perro Negro 3 jack-up drilling rig (PN#3) to drill 10 wells, with an option of extending the contract for 2 additional wells.  As of March 13, 2008, the PN#3 rig has drilled six exploratory wells, one of which has been classified for purposes of the PSC as an appraisal well.

The PN#3 rig has been moved from the KG#8 platform location to the shipyard in Vizag (also known to as "Vishakhapatnam"), on the east coast in the State of Andhra Pradesh for maintenance and inspection.   Upon completion of the maintenance, it is intended that the PN#3 will be mobilized to a new location to be determined on the KG Offshore Block.
KG Carried Interest DisputeGeoGlobal continues to engage in discussions with GSPC seeking to resolve the dispute between them relating to the terms of the Carried Interest Agreement.  As at March 17, 2008, these discussions are ongoing, however, no agreement has been reached.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas through exploration and development primarily in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise and Rajasthan basin areas.

Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The Company’s forward looking statements include, among others, its statements and estimates as to
•  the likelihood that recoverable hydrocarbon reserves may exist in the geographic areas in which the Company has an interest and the quantity, if any, of those reserves and when, if ever, the Company may realize revenues from any reserves that are established ,
•  the cost and likelihood of success of the parties in fulfilling the work commitments under the production sharing contracts to which the Company is a party,
•  the timing of activities under the production sharing contracts and the ability of the related work commitments to be fulfilled and completed within the times contemplated by the productions sharing contracts,
•  the availability of drilling rigs, personnel and other services and equipment at acceptable and reasonable prices to fulfill the work commitments,
•  the ability of those drilling rigs to perform to meet expectations in the temperature, pressure and depth conditions to which they are subjected,
•  the ability of the operator under the production sharing contracts to complete successful wells and to market and deliver any hydrocarbons produced,
•  the availability of funds in the amounts required and at the times required to fulfill the Company’s participation interest obligations in pursuing these exploration activities and the Company’s ability to obtain in a timely manner all required consents, waivers and extensions from the DGH or GOI as and when required to maintain compliance with the Company’s PSCs, and
•  whether the Company will elect the exercise any portion of its option relating to the Egyptian exploration blocks or forfeit and write off its interest in those blocks  .

There can be no assurance as to the outcome of these activities that are described as forward looking. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities or the commercially productive success of any of its wells, all of which involve risks and uncertainties. The exploration blocks in which the Company has an interest are highly speculative exploration opportunities and pursuing the development of the exploration blocks involves material risks to the Company and its investors. Additional risks and uncertainties may arise out of seeking to do business overseas where political and other world events may disrupt the Company's plans, intentions and expectations. There can be no assurance that GSPC may not be successful in its efforts to obtain payment from the Company on account of exploration costs it has expended on the KG Offshore Block for which it asserts the Company is liable or that efforts to resolve the differences between the Company and GSPC relating to this issue can be resolved amicably. The presence of hydrocarbon reserves on adjacent or contiguous properties is no assurance or necessary or probable indication that hydrocarbons will be found in commercially marketable quantities on the exploration blocks in which the Company holds an interest. The Company’s PSCs relating to its India exploration blocks provide that by the end of the first phase of the exploration phases the contracting parties shall have fulfilled certain specified minimum work commitments. The PSCs also have provisions for termination of the PSC on account of various reasons specified therein including material breach of the contract. This failure to timely complete the minimum work commitment may be deemed to constitute such a breach. The termination of a PSC by the GOI would result in the loss of the Company’s interest in the PSC other than contract areas of the PSC determined to encompass "commercial discoveries". The Company’s PSCs for the KG Offshore Block and the Sanand/Miroli Block, where phase one minimum work commitments were not timely fulfilled, have not been determined to encompass commercial discoveries. In the event a PSC is terminated by the GOI, or in the event the work program is not fulfilled by the end of the relevant exploration phase, the PSC provides that each party to the PSC is to pay to the GOI its participating interest share of an amount which is equal to the amount that would be required to complete the minimum work program for that phase. Although GSPC, on behalf of the contracting parties, is seeking relief under GOI procedures from the consequences of failure to timely complete these minimum work commitments, there can be no assurance that these efforts will be successful in that regard. Additional important risk factors are described in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-Q and 10-QSB. The filings may be viewed at http://www.sec.gov and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Scott Kelly, Sr. Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x322 Fax: +1 416 815-0080 Email: skelly@equicomgroup.com